CAVALIER DECLARES REGULAR QUARTERLY DIVIDEND,
                       BUT REDUCES RATE TO $0.01 PER SHARE


ADDISON, Ala. (July 18, 2000) - Cavalier Homes, Inc. (NYSE - CAV) today announced that its Board of Directors has declared a regular quarterly cash dividend at a rate of one cent ($0.01) per share, payable on August 15, 2000, to shareholders of record as of July 31, 2000. Previously, Cavalier had paid quarterly dividends at the rate of four cents ($0.04) per share.

         Commenting on the announcement, Barry Donnell, Chairman of Cavalier Homes, said, "We believe it is prudent to reassess the Company's dividend in light of market conditions and sales trends. Given that current conditions in the manufactured housing industry remain tough and intensely competitive, and with few signs that the market will improve in the near future, we believe a more conservative dividend is now appropriate. While we are pleased to be able to continue the tradition of cash dividend payments to our shareholders, albeit at a reduced rate, we continue to monitor market conditions and the Company's cash requirements. The Board may take further action in the future to eliminate dividend payments if it believes circumstances warrant."

         Cavalier Homes, Inc. and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services to retail purchasers of manufactured homes sold through its exclusive dealer network.

         With the exception of historical information, the statements made in this press release, including those containing the words "intends," "anticipates," "expects," "plans," "believes," and words of similar import, and those relating to industry trends and conditions and the Company's future payment of dividends, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 1999, under the headings "Item 1. Business-Risk Factors" and "'Safe Harbor' Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission, and in the other documents filed by Cavalier with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.